Exhibit 10.3

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is entered into as of February 16, 2024, (the “Effective Date”) by and among Unusual Machines, Inc., a Puerto Rico corporation (“Unusual”), Rotor Riot, LLC, an Ohio limited liability company (“Rotor Riot”) and Fat Shark Holdings, Ltd, a Nevada corporation (collectively, the “Restricted Parties”) and Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”) The Restricted Parties and Red Cat are collectively referred to herein as the “Parties”) for all purposes under this Agreement.

WHEREAS, on November 21, 2022, Unusual, Red Cat, and Jeffrey Thompson, entered into a share purchase agreement (as amended, the Purchase Agreement) for the purchase and sale of Rotor Riot and Fat Shark from Red Cat to Unusual;

WHEREAS, pursuant to the Purchase Agreement, the consummation of the Acquisition is conditioned upon the execution and delivery of this Agreement by the Restricted Parties.

NOW, THEREFORE, in consideration of the Parties agreeing to consummate the Acquisition and for other good and valuable consideration, the Parties hereby agree as follows:

1.               Non-Competition Agreement.

(a)             Non-Competition with Red Cat. For a period commencing with the Effective Date continuing for a period of 5 years (the “Restricted Period”), the Restricted Parties hereby agree to restrict their respective activities and shall not design, manufacture, market, import, build or sell any Group 1 or Group 2 UAV drone (as defined below) to customers which are a Governmental Authority (as defined below) and/or any third-party intermediary to customers which are a Governmental Authority, without the prior written consent of Red Cat. As used in this Agreement, a “Group 1 UAV” drone is defined as a small, lightweight unmanned system (such as the Teal 2 and RQ-11 Raven drones) weighing up to 20 pounds that are designed for operation at lower altitudes (capable of reaching up to 1,200 feet above ground level at speeds of less than 100 knots. As used in this Agreement, a “Group 2 UAV” drone is defined as drones that weigh between 21 and 55 pounds (such as the RQ-7 Shadow) and are designed for medium range missions, capable of reaching altitudes up to 3,500 feet above ground level and fly at speed less than 250 knots. As used in this Agreement, “Governmental Authority” means a national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

(b)                                 Unusual shall be entitled to be paid 10% of net collected revenue as and when collected for sales made by Teal Drones Inc. or any successor or affiliated company of Teal (“Teal”) referred by Unusual (a “UMAC Referral”) for sales of Group 1 or Group 2 UAV drones to a Government Authority not previously in contact with Teal and Unusual shall be obligated during the Restricted Period to refer all such opportunities to Teal during the Restricted Period.

Such referral fees shall be payable to Unusual after the expiration of the Restricted Period if Teal continues to sell Group 1 UAV or Group 2 UAV drones to a third party that was a UMAC Referral.

2.               Non-Solicitation. For the duration of the Restricted Period, each Restricted Party agrees that such party will not induce any employee of Red Cat to leave the employ of Red Cat, nor shall such party use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of Red Cat. This shall not apply to employees of the Restricted Parties or in response to a general public solicitation that a Red Cat employee responds to through no breach of this Agreement by the Restricted Parties.

3.               Non-Solicitation of Customers, Vendors, and Business Partners or Consultants. For the duration of the Restricted Period, each Restricted Party agrees that such party will not do business with, consult with or in any manner attempt directly or indirectly to influence, induce, or encourage any customer, vendor, business partner, or consultant of Red Cat to reduce or materially change its business relationship with Red Cat or solicit the business of any client or customer of Red Cat .

4.               Equitable Relief.

(a)             The Restricted Parties recognize that the restrictive covenants pursuant to Sections 1, 2 and 3 under this Agreement by the Restricted Parties are special, unique and of extraordinary character, and that in the event of the breach by of the terms and conditions of this Agreement or if any Restricted Party shall or take any action in violation of Section 1, 2 and/or Section 3, Red Cat shall be entitled to, in addition to any other remedy which may be available at law or in equity, specific performance and injunctive relief without posting a bond or proving actual damages, in order to prevent any actual, intended or likely breach.

(b)             Any action arising from or under this Agreement must be commenced only in accordance with Section 7. Each Restricted Party irrevocably waives any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any Restricted in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of such Restricted therein described, or by appropriate proceedings under any applicable treaty or otherwise.

5.               Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

6.               Governing Law. This Agreement and all Legal Proceedings (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the Parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

7.               Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any Legal Proceeding (as defined below) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state court located in New York County, New York. Each of the Parties hereto hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. As used un this Agreement, “Legal Proceeding” means any action, suit, litigation, proceeding (including any civil proceeding), hearing, claim, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority .

8.               Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered in accordance with Section 12.07 of the Purchase Agreement.

9.               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

10.            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.            Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

12.            Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.            Amendment. This Agreement shall not be amended, modified or supplemented at any time or terminated without the consent of all parties to the Agreement and the prior written consent of Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

UNUSUAL MACHINES, INC.

a Puerto Rico corporation

By: /s/ Allan Evans

Name: Allan Evans,

Title: Chief Executive Officer

FAT SHARK HOLDINGS, LTD.

a Nevada corporation

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson,

Title: President

ROTOR RIOT, LLC

an Ohio limited liability company

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson,

Title: Manager

RED CAT HOLDINGS, INC. a Nevada corporation By: /s/ Joe Freedman Name: Joe Freedman Title: Lead Director